As filed with the Securities and Exchange Commission on February 22, 2011
                                Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIME WARNER INC.
(Exact name of registrant as specified in charter)
Delaware	13-4099534
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

One Time Warner Center
New York, NY  10019-8016
(Address of principal executive offices)

Time Warner Inc. Deferred Compensation Plan
(Full title of the plan)

Paul T. Cappuccio
Executive Vice President and General Counsel
Time Warner Inc.
One Time Warner Center
New York, New York 10019
(212) 484-8000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Deferred Compensation Obligations(2)	$18,000,000	n/a	$18,000,000	$2,089.80

(1)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended.
(2)	Deferred compensation obligations are unsecured obligations of Time Warner Inc. to pay deferred compensation in accordance with the Time Warner Inc. Deferred Compensation Plan.

EXPLANATORY NOTE

Time Warner Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional $18,000,000 of deferred compensation obligations relating to the Time Warner Inc. Deferred Compensation Plan (the “Plan”).

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8, Registration Nos. 333-53580 and 333-104135, filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2001 and March 31, 2003, respectively, except as otherwise updated or modified in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 (filing date February 18, 2011).

(b)	The Registrant’s Current Report on Form 8-K dated January 19, 2011 (filing date January 21, 2011).

(c)
The Registrant’s Current Report on Form 8-K dated January 11, 2001 (filing date January 12, 2001) in which it is reported that the common stock, par value $0.01 per share, of the Registrant is deemed registered pursuant to Rule 12g-3(c) under the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Under the Plan, the Registrant has provided eligible employees the opportunity to defer a specified percentage or amount of their cash compensation.  The obligations of the Registrant under the Plan (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank on a parity with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.  However, because the Registrant is a holding company, the right of the Registrant, and hence the right of creditors of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized.  Accordingly, participants in the Plan may be deemed to be effectively subordinated to such claims.  In addition, dividends, loans and advances from certain subsidiaries to the Registrant are restricted by certain agreements.

The amount of compensation deferred by each participating employee (each a “Participant”) is determined in accordance with the Plan based on elections by each Participant.  Each Obligation will be payable on the date selected by each Participant in accordance with the terms of the Plan or, if earlier, death, disability or other termination of employment pursuant to the terms of the Plan.  The Obligations will be indexed to one or more investment crediting rate options (the “Crediting Rate Options”) individually chosen by each Participant from a list of investment fund options.  Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Crediting Rate Options, including any appreciation or depreciation.  The Obligations will be denominated and be payable in United States dollars.

A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision.  However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

The Obligations are not convertible into another security of the Registrant.  The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.  No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.    Interests of Named Experts and Counsel.

Brenda C. Karickhoff, who is providing an opinion on the legality of the Obligations being registered hereby, is Senior Vice President and Deputy General Counsel of the Registrant.  As an employee of the Registrant, Ms. Karickhoff participates in equity compensation plans of the Registrant, on the same basis as other similarly eligible employees, pursuant to which she owns or has options or rights to acquire an aggregate of less than 1% of the Registrant’s outstanding common stock.  Ms. Karickhoff is eligible to and does participate in the Plan.

Item 6.  Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (a) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (b) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Registrant’s Restated Certificate of Incorporation or By-laws, as amended, a vote of stockholders or disinterested directors, agreement or otherwise.

Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions or (d) any transaction from which the director derived an improper personal benefit.

Article IX of the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent of Delaware law, no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article VI of the Registrant’s By-laws requires indemnification, to the fullest extent permitted under Delaware law or other applicable law, of any person who is or was a director or officer of the Registrant and who is or was involved in any manner or threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding; provided, however, that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

            In addition, the Registrant’s By-laws provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by the Registrant upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

 The indemnification rights provided in Article VI of the Registrant’s By-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

 As permitted by Delaware law, Article VI of the Registrant’s By-laws authorizes the Registrant to purchase and maintain insurance to protect itself and any director, officer, employee and agent against claims and liabilities that such persons may incur in such capacities.

Item 8.  Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 22, 2011.

TIME WARNER INC.
By:	/s/ John K. Martin, Jr.
	Name:	John K. Martin, Jr.
	Title:	Executive Vice President, Chief
Financial and Administrative Officer

Each of the undersigned directors and officers of Time Warner Inc. hereby severally constitutes and appoints Paul T. Cappuccio, Pascal Desroches, Brenda C. Karickhoff, John K. Martin, Jr., Edward B. Ruggiero and Robert K. Kane, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement filed by Time Warner Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 22, 2011 in the capacities indicated.

       Signature                                                      Title

/s/	Jeffrey L. Bewkes	Director and Chairman of the Board and
	Jeffrey L. Bewkes	Chief Executive Officer (Principal Executive
Officer)

/s/	John K. Martin, Jr.	Executive Vice President, Chief Financial and
	John K. Martin, Jr.	Administrative Officer (Principal Financial
Officer)

/s/	Pascal Desroches	Senior Vice President and Controller
	Pascal Desroches	(Principal Accounting Officer)

/s/	James L. Barksdale	Director
James L. Barksdale

/s/	William P. Barr	Director
William P. Barr

/s/	Stephen F. Bollenbach	Director
Stephen F. Bollenbach

/s/	Frank Caufield	Director
Frank Caufield

/s/	Robert C. Clark	Director
Robert C. Clark

/s/	Mathias Döpfner	Director
Mathias Döpfner

/s/	Jessica P. Einhorn	Director
Jessica P. Einhorn

/s/	Fred Hassan	Director
Fred Hassan

/s/	Michael A. Miles	Director
Michael A. Miles

/s/	Kenneth Novack	Director
Kenneth Novack

/s/	Paul Wachter	Director
Paul Wachter

/s/	Deborah C. Wright	Director
Deborah C. Wright

Exhibit	EXHIBIT INDEX
Number	Description of Exhibit

4.1
Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on July 27, 2007 (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).
*
4.2
Certificate of Amendment, dated June 4, 2008, to the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on June 4, 2008 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 4, 2008).
*
4.3
Certificate of Amendment, dated March 27, 2009, to the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on March 27, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 27, 2009).
*
4.4	By-laws of the Registrant as amended through May 21, 2010 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 21, 2010).	*
4.5
Time Warner Inc. Deferred Compensation Plan (Amended and Restated as of January 1, 2005) (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).
*
4.6
Amendment No. 1 to the Time Warner Inc. Deferred Compensation Plan (Amended and Restated as of January 1, 2005) (incorporated herein by reference to Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008).
*
5	Opinion of Brenda C. Karickhoff, Senior Vice President and Deputy General Counsel of the Registrant.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Brenda C. Karickhoff, Senior Vice President and Deputy General Counsel of the Registrant (included in Opinion filed as Exhibit 5).	*
24	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8 and incorporated herein by reference).	*

* Incorporated by reference